Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-121086 of Consolidated Communications Illinois Holdings, Inc. on Form S-1 of our report dated April 29, 2005 relating to the financial statements of GTE Mobilnet of Texas #17 Limited Partnership as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
June 29, 2005